Exhibit 32.2

Written Statement of the Principal Financial Officer

In connection with the Quarterly Report of Ryerson Holding Corporation, (the “Company”) on Form 10-Q for the period ended March 31, 2024, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned officer of the Company certifies, pursuant to 18 U.S.C. § 1350, as adopted pursuant to § 906 of the Sarbanes-Oxley Act of 2002, that, to such officer’s knowledge:

1.
The Report fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and
2.
The information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company as of the dates and for the periods expressed in the Report.

/s/ James J. Claussen
James J. Claussen Executive Vice President and Chief Financial Officer (Principal Financial Officer)

April 30, 2024